Exhibit 10.5

AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of the           day of December, 2007, by and between EagleBank, a Maryland chartered commercial bank (the “Bank”), and Robert P. Pincus (“Pincus”).

RECITALS:

WHEREAS, Eagle Bancorp, Inc. (“Bancorp”), the parent corporation of the Bank, and Fidelity and Trust Financial Corporation (“F&T”) have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) pursuant to which F&T will be merged with and into Bancorp (the “Merger”);

WHEREAS, in connection with the Merger Agreement, the Bank and Fidelity and Trust Bank, the wholly owned subsidiary of F&T (“F&T Bank”), have entered into a Plan and Agreement of Merger pursuant to which F&T Bank will be merged with and into the Bank (the “Bank Merger”);

WHEREAS, Pincus has been serving as the Chairman of the Board of F&T Bank and as a Director of F&T;

WHEREAS, the Bank believes that the Bank’s retention of Pincus from and after the closing of the Merger and the Bank Merger is important to the success of the Bank’s business; and

WHEREAS, the Bank has offered to retain Pincus, and Pincus has agreed to accept such retention, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Retention As Independent Contractor

1.1           The Bank agrees to  retain Pincus as Vice Chairman of the Board and Pincus agrees to be retained as Vice Chairman of the Board, subject to the terms and provisions of this Agreement.

1.2           Pincus and the Bank expressly acknowledge that (i) no employment, partnership or joint venture relationship is created by this Agreement and hereby agree that Pincus shall act at all times as an independent contractor hereunder, is responsible for the conduct of his business, including the time and manner in which his services are performed, and, subject to compliance with his obligations under this Agreement (including but not limited to Sections 4 and 8), Pincus shall be permitted to engage in and pursue such simultaneous business, charitable and civic activities and interests as he may desire; and (ii) Pincus shall not be considered an employee of the Bank and the Bank shall not be liable for withholding taxes respecting Pincus.

2.                                       Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

2.1                                 “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling fifty percent (50%) or more of the outstanding voting interests of such Person, (iii) any officer, director, general partner, managing member, or trustee of, or Person serving in a similar capacity with respect to, such Person, or (iv) any Person who is an officer, director, general partner, member, trustee, or holder of fifty percent (50%) or more of the voting interests of any Person described in clauses (i), (ii), or (iii) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

2.2                                 “Bank” is defined in the Recitals.  If the Bank is merged into any other Entity, or transfers substantially all of its business operations or assets to another Entity, the term “Bank” shall be deemed to include such successor Entity for purposes of applying Articles 8 and 9 of this Agreement.

2.3           “Bank Entities” means and includes any of the Bank, Bancorp, F&T, F&T Bank and their Affiliates.

2.4           “Bank Regulatory Agency” means any governmental authority, regulatory agency, ministry, department, statutory corporation, central bank or other body of the United States or of any other country or of any state or other political subdivision of any of them having jurisdiction over the Bank or any transaction contemplated, undertaken or proposed to be undertaken by the Bank, including, but not necessarily be limited to:

(a)           the Federal Deposit Insurance Corporation or any other federal or state depository insurance organization or fund;

(b)           the Federal Reserve System, the Maryland Division of Financial Institutions, or any other federal or state bank regulatory or commissioner’s office;

(c)           any Person established, organized, owned (in whole or in part) or controlled by any of the foregoing; and

(d)           any predecessor, successor or assignee of any of the foregoing.

2.5           “Board” means the Board of Directors of the Bank.

2.6           “Code” means the Internal Revenue Code of 1986, as amended.

2.7           “Commencement Date” means the Effective Time of the Merger under the Merger Agreement.

2.8           “Competitive Business” means the banking and financial services business, which includes, without limitation, consumer savings, commercial banking, the insurance and trust business, the savings and loan business and mortgage lending, or any other business in which any of the Bank Entities is engaged or has invested significant resources within the prior six (6) month period in preparation for becoming actively engaged.

2.9           “Competitive Products or Services” means, as of any time, those products or services of the type that any of the Bank Entities is providing, or is actively preparing to provide, to its customers.

2.10         “Disability” means a mental or physical condition which, in the good faith opinion of the Board, renders Pincus, with reasonable accommodation, unable or incompetent to carry out the material job responsibilities which Pincus held or the material duties to which Pincus was assigned at the time the disability was incurred, which has existed for at least three (3) months and which in the opinion of a physician mutually agreed upon by the Bank and Pincus (provided that neither party shall unreasonably withhold such agreement) is expected to be permanent or to last for an indefinite duration or a duration in excess of nine (9) months.

2.11         “Expiration Date” means the date three (3) years after the Commencement Date.

2.12         “Person” means any individual or Entity.

2.13         “Section 409A” means Section 409A of the Code and the regulations and administrative guidance promulgated thereunder.”

2.14         Termination Date” means the Expiration Date or such earlier date on which the Term expires pursuant to Section 3.1 or is terminated pursuant to Section 7.2, 7.3, 7.4, 7.5, 9.2 or 9.3, as applicable.

Other terms are defined throughout this Agreement and have the meanings so given them.

3.             Term; Position.

3.1           Term. Pincus’ retention hereunder shall commence with the Commencement Date and continue until the Expiration Date, unless sooner terminated in accordance with the provisions of this Agreement (the “Term”).

3.2           Position. The Bank shall retain Pincus to serve as Vice Chairman of the Board.

3.3           No Restrictions.  Pincus represents and warrants to the Bank that he is not subject to any legal obligations or restrictions that would prevent or limit his entering into this Agreement and performing his responsibilities hereunder.

4.             Duties of Pincus.

4.1           Nature and Substance. Pincus shall report directly to and shall be under the direction of the Chairman of the Board. The specific powers and duties of Pincus shall be established, determined and modified by and within the discretion of the Board.

4.2           Performance of Services. Pincus agrees to devote appropriate attention, skill and efforts to the performance of his duties and responsibilities under this Agreement, and shall use his best efforts and discharge his duties to the best of his ability for and on behalf of the Bank and toward its successful operation.  Pincus agrees that, without the prior written consent of the Chairman of the Board, he will not during the Term, directly or indirectly, perform services for or obtain a financial or ownership interest in any other Entity (an “Outside Arrangement”) if such Outside Arrangement would interfere with the satisfactory performance of his duties to the Bank, present a conflict of interest with the Bank and/or Bancorp, breach his duty of loyalty or fiduciary duties to the Bank and/or Bancorp, or otherwise conflict with the provisions of this Agreement.  Pincus represents that it is his good faith belief that as of the Commencement Date he has not, directly or indirectly, performed services for or obtained a financial or ownership interest in any Outside Arrangement that would violate the preceding sentence. Except for such Outside Interests for which, directly or indirectly, he performs services or in which he has obtained a financial or ownership interest as of the Commencement Date, Pincus shall promptly notify the Chairman of the Board of any Outside Arrangement for which, directly or indirectly, he performs services or in which he obtains a financial ownership interest, provide the Chairman with any written agreement in connection therewith and respond fully and promptly to any questions that the Chairman may ask with respect to any Outside Arrangement.  If the Chairman determines that Pincus’ participation in an Outside Arrangement would interfere with his satisfactory performance of his duties to the Bank, present a conflict of interest with the Bank and/or Bancorp, breach his duty of loyalty or fiduciary duties to the Bank and/or Bancorp, or otherwise conflict with the provisions of this Agreement, Pincus shall not undertake, or shall cease, such Outside Arrangement as soon feasible after the Chairman notifies him of such determination.  Notwithstanding any provision hereof to the contrary, this Section 4.2 does not restrict Pincus’ right to (i) own securities of any Entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

4.3           Compliance with Law.  Pincus shall comply with all laws, statutes, ordinances, rules and regulations relating to his retention and duties.

5.             Compensation;  As full compensation for all services rendered pursuant to this Agreement and the covenants contained herein, the Bank shall pay to Pincus the following:

5.1           Retainer Compensation. Beginning on the Commencement Date and continuing through the end of the Term, Pincus shall be paid a retainer (“Retainer Compensation”) of Two Hundred Twenty Thousand Dollars ($220,000) on an annualized basis.  The Bank shall pay Pincus’ Retainer Compensation in equal installments in accordance with the Bank’s regular payroll periods as may be set by the Bank from time to time.  Pincus may also be entitled to certain incentive bonus payments as determined by Board approved incentive plans.  The Board will review Pincus’ performance and increase Pincus’ Retainer Compensation periodically, and, at a minimum, to reflect any increase in the Consumer Price Index. In making any such adjustment, the Consumer Price Index for the last day of the calendar quarter preceding the Commencement Date will be compared to the Consumer Price Index for the last day of the same calendar quarter preceding each anniversary of the Commencement Date. As used in this Agreement, the Consumer Price Index is the U.S. Department of Labor Consumer Price Index, All Urban

Consumers, Washington-Baltimore All Items (1996+100), or, if this index is no longer available, any comparable successor index selected by the Board in its reasonable business judgment.

5.2                                Car Allowance.  During the Term, the Bank will pay Pincus a car allowance of One Thousand Two Hundred Fifty Dollars ($1,250) per month.

5.3                                Expenses. The Bank shall, promptly upon presentation of proper expense reports therefor, pay or reimburse Pincus, in accordance with the policies and procedures established from time to time by the Bank for its officers, for all reasonable and customary travel (other than local use of an automobile for which Pincus is being  provided the car allowance) and other out-of-pocket expenses incurred by Pincus in the performance of his duties and responsibilities under this Agreement and promoting the business of the Bank, including approved membership fees, dues and the cost of business related attending seminars, meetings and conventions.

5.4                                Taxation; Employee Benefits.

5.4.1        Pincus acknowledges and agrees that he shall not receive any employee benefits of any kind from the Bank.  Except as otherwise provided in this Section 5, Pincus expressly waives any and all rights, if any, to participation in any fringe benefit or employee benefit plans or programs maintained by the Bank for its employees, including, but not limited to, stock purchase or stock option plans, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefits.  Such waiver shall apply even if Pincus is ultimately determined to be an employee, rather than an independent contractor, by any court or governmental or administrative agency, or by subsequent agreement of the parties.

5.4.2        Pincus agrees that he will be treated by the Bank as an independent contractor for purposes of all taxes (local, state and federal). As an independent contractor, Pincus acknowledges that he will not be entitled to receive unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that he is injured in any manner while performing obligations under this Agreement.  Pincus will be solely responsible to pay any and all local, state and/or federal income and social security and unemployment taxes.  Pincus will reimburse the Bank for fifty percent (50%) of any tax amounts or penalties it may become obligated to pay in respect of amounts paid to him, in the event Pincus is ultimately determined to be an employee, rather than an independent contractor, by any court or governmental or administrative agency.

5.5                                Life Insurance. The Bank may, at its cost, obtain and maintain “key-man” life insurance and/or Bank-owned life insurance on Pincus in such amount as determined by the Board from time to time. Pincus agrees to cooperate fully and to take all actions reasonably required by the Bank in connection with such insurance

6.                                      Conditions Subsequent to Continued Operation and Effect of Agreement.

6.1                                Continued Approval by Bank Regulatory Agencies. This Agreement and all of its terms and conditions, and the continued operation and effect of this Agreement and the Bank’s continuing obligations hereunder, shall at all times be subject to the continuing approval of any and all Bank Regulatory Agencies whose approval is a necessary prerequisite to the continued operation of the Bank. Should any term or condition of this Agreement, upon review by any Bank Regulatory Agency, be found to violate or not be in compliance with any then-applicable statute or any rule, regulation, order or understanding promulgated by any Bank Regulatory Agency, or should any term or condition required to be included herein by any such Bank Regulatory Agency be absent, this Agreement may be rescinded and terminated by the Bank if the parties hereto cannot in good faith agree upon such additions, deletions or modifications as may be deemed necessary or appropriate to bring this Agreement into compliance.

7.                                      Termination of Agreement. Prior to the Expiration Date, the Term of this Agreement may be terminated as provided below in this Article 7.

7.1                                Definition of Cause. For purposes of this Agreement, “Cause” means:

(a) any act of theft, fraud, intentional misrepresentation, personal dishonesty or breach of fiduciary duty involving personal gain or similar conduct by Pincus with respect to the Bank Entities or the services to be rendered by him under this Agreement;

(b) any failure of this Agreement to comply with any Bank Regulatory Agency requirement which is not cured in accordance with Section 6.1 within a reasonable period of time after written notice thereof;

(c) any Bank Regulatory Agency action or proceeding against Pincus as a result of his negligence, fraud, malfeasance or misconduct;

(d) indictment of Pincus, or Pincus’ conviction or plea of nolo contndere at the trial court level, of a felony, or any crime of moral turpitude, or involving dishonesty, deception or breach of trust;

(e) any of the following conduct on the part of Pincus that Pincus has not been corrected or cured within thirty (30) days after having received written notice from the Bank detailing and describing such conduct (provided, however, that the Bank shall not be required to provide Pincus with notice and opportunity to cure more than two (2) times in any twelve (12) month period):

(i)            habitual absenteeism, or the failure by or the inability of Pincus to devote appropirate attention, skill and efforts to the performance of Pincus’ duties pursuant to this Agreement (other than by reason of his death or Disability);

(ii)           intentional material failure by Pincus to carry out the explicit lawful and reasonable directions, instructions, policies, rules, regulations or decisions of the Board which are consistent with his position;

(iii)          willful or intentional misconduct on the part of Pincus that results, or that the Board in good faith determines may result, in substantial injury to the Bank or any of its Affiliates; or

(iv)          any action (including any failure to act) or conduct by Pincus in violation of a material provision of this Agreement (including but not limited to the provisions of Article 8 hereof, which shall be deemed to be material); or

(f)                                   the use of drugs, alcohol or other substances by Pincus to an extent which materially interferes with or prevents Pincus from performing his duties under this Agreement;

(g)                                the determination by the Board, in the exercise of its reasonable judgment and in good faith, that Pincus’ job performance is substantially unsatisfactory and that he has failed to cure such performance within a reasonable period (but in no event more than (30) days) after written notice specifying in reasonable detail the nature of the unsatisfactory performance; or

(h)                                Pincus’ commission of unethical business practices, acts of moral turpitude, financial impropriety, fraud or dishonesty in any material matter which the Board in good faith determines could adversely affect the reputation, standing or financial prospects of the Bank or its Affiliates.

7.2                                Termination by the Bank for Cause.  After the occurrence of any of the conditions specified in Section 7.1, the Bank shall have the right to terminate the Term for Cause immediately on written notice to Pincus.

7.3                                Termination by the Bank without Cause. The Bank shall have the right to terminate the Term at any time on written notice without Cause, for any or no reason, such termination to be effective on the date on which the Bank gives such notice given to Pincus or such later date as may be specified in such notice.

7.4                                Termination for Death or Disability.  The Term shall automatically terminate upon the death of Pincus or upon the Board’s determination that Pincus is suffering from a Disability.

7.5                                 Termination by Pincus. Pincus shall have the right to terminate the Term at any time, such termination to be effective on the date ninety (90) days after the date on which Pincus gives such notice to the Bank unless Pincus and the Bank agree in writing to a later date on which such termination is to be effective.  After receiving notice of termination, the Bank may require Pincus to devote his good faith energies to transitioning his duties to his successor and to otherwise helping to minimize the adverse impact of his resignation upon the operations of the Bank.  If Pincus fails or refuses to fully cooperate with such transition, the Bank may immediately terminate Pincus, in which case it shall no longer have any obligation to pay any Retainer Compensation or provide any benefits to him, but solely for purposes of Sections 8.5 and 8.6 below, the Termination Date shall be the date ninety (90) days after the date on which Pincus gives notice of termination to the Bank pursuant to the first sentence of this Section 7.5, or the later date referred to therein, whichever is later.

7.6                                 Pre-Termination Retainer Compensation and Expenses.  Without regard to the reason for, or the timing of, the termination or expiration of the Term:  (a) the Bank shall pay Pincus any unpaid Retainer Compensation due for the period prior to the Termination Date; and (b), following submission of proper expense reports by Pincus, the Bank shall reimburse Pincus for all expenses incurred prior to the Termination Date and subject to reimbursement pursuant to Section 5.8 hereof.  These payments shall be made promptly upon termination and within the period of time mandated by law.

7.7                                 Severance if Termination by the Bank without Cause or Due to Death or Disability.  Except as set forth below, if the Term is terminated by the Bank without Cause or due to Pincus’ death or disability, the Bank shall, through the Expiration Date (i) continue to pay Pincus, in the manner set forth below, Pincus’ Retainer Compensation, and (ii) continue to pay Pincus the monthly car allowance pursuant to Section 5.2, provided, however, that Pincus shall not be entitled to any such payments of Retainer Compensation or the car allowance pursuant to this Section 7.7 if he is otherwise entitled to payments pursuant to Section 9.4 in relation to a Change in Control.  (In the event the Term is terminated due to Pincus’ death, references to “Pincus” in this Section 7.7 shall be to his estate).  Any payments due Pincus pursuant to this Section 7.7 shall be paid to Pincus in installments on the same schedule as Pincus was paid Retainer Compensation and the car allowance immediately prior to the Termination Date, each installment to be the same amount Pincus would have been paid under this Agreement if he had not been terminated.  In the event Pincus breaches any provision of Article 8 of this Agreement after termination, Pincus’ entitlement to any payments pursuant to this Section 7.7 shall terminate as of the date of such breach, with Pincus having the obligation to repay to the Bank any payments that were paid to him pursuant to this Section 7.7 with respect to the period after such breach occurred and before such breach became known to the Bank.  Furthermore, if termination was initially not for Cause but the Bank thereafter determines in good faith that that, during the Term, Pincus had engaged in conduct that would have constituted Cause, Pincus’ entitlement to any payments pursuant to this Section 7.7 shall terminate retroactively to the Termination Date, with Pincus having the obligation to repay to the Bank all payments that were paid to him pursuant to this Section 7.7.  Notwithstanding anything to the contrary in this Section 7.7, any payment pursuant to this Section shall be subject to any delay in payment required by Section 9.5 hereof.

7.8                                 Termination After Change in Control.  Sections 9.2 and 9.3 set out provisions applicable to certain circumstances in which the Term may be terminated after Change in Control.

8                                          Confidentiality; Non-Competition; Non-Interference.

8.1                                 Confidential Information.  Pincus, during retention by the Bank and his prior service to F&T, will have, and has had, access to and become familiar with various confidential and proprietary information of the Bank Entities and/or relating to the business of the Bank Entities (“Confidential Information”), including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel related information (including compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of the Bank Entities which is made available only to employees with a need to know or which is not generally made available to the public. Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement.

8.2                                Nondisclosure. Pincus hereby covenants and agrees that he shall not, directly or indirectly, disclose or use, or authorize any Person to disclose or use, any Confidential Information (whether or not any of the Confidential Information is novel or known by any other Person); provided however, that this restriction shall not apply to the use or disclosure of Confidential Information (i) to any governmental entity to the extent required by law, (ii) which is or becomes publicly known and available through no wrongful act of Pincus or any Affiliate of Pincus or (iii) in connection with the performance of Pincus’ duties under this Agreement.

8.3                                Nondisclosure of this Agreement:  The terms, conditions and fact of this Agreement are strictly confidential.  From and after the date of execution of this Agreement, Pincus agrees not to disclose, directly or indirectly, the existence of this Agreement or any of the terms and conditions herein to any Person except that Pincus may disclose the existence of this Agreement or the terms and conditions herein to Pincus’ immediate family, tax, financial or legal advisers, prospective employers (with whom Pincus’ employment is not prohibited by Section 8.5), any taxing authority, or as required by law.  If Pincus is asked about the existence and/or terms and conditions of this Agreement, Pincus is permitted to state only that “the terms of my retention are a confidential matter that I am not able to disclose.”  Pincus acknowledges that the terms of this Section 8.3 are a material inducement for the Bank to enter into this Agreement.  Notwithstanding the foregoing, Pincus may disclose such information regarding this Agreement as may be disclosed by the Bank Entities in any document filed with the Securities and Exchange Commission

8.4                                Documents. All files, papers, records, documents, compilations, summaries, lists, reports, notes, databases, tapes, sketches, drawings, memoranda, and similar items (collectively, “Documents”), whether prepared by Pincus, or otherwise provided to or coming into the possession of Pincus, that contain any proprietary information about or pertaining or relating to the Bank Entities (the “Bank Information”) shall at all times remain the exclusive property of the Bank Entities. Promptly after a request by the Bank or the Termination Date, Pincus shall take reasonable efforts to (i) return to the Bank all Documents in any tangible form (whether originals, copies or reproductions) and all computer disks or other media containing or embodying any Document or Bank Information and (ii) purge and destroy all Documents and Bank Information in any intangible form (including computerized, digital or other electronic format) as may be requested in writing by the Chief Executive Officer  of the Bank or Chairman of the Board of the Bank, and Pincus shall not retain in any form any such Document or any summary, compilation, synopsis or abstract of any Document or Bank Information.

8.5           Non-Competition.  Pincus hereby acknowledges and agrees that, during the course of retention by the Bank Entities, Pincus has become, and will become, familiar with and involved in all aspects of the business and operations of the Bank Entities. Pincus hereby covenants and agrees that from the Commencement Date until  the date eighteen (18) months after the Termination Date (the “Restricted Period”),  Pincus will not at any time (except for the Bank Entities), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) provide any advice, assistance or services to any Competitive Business (as defined below) or to any Person that is attempting to form or acquire a Competitive Business if such Competitive Business operates, or is planning to operate, any office, branch or other facility (in any case, a “Branch”) that is (or is proposed to be) located within a thirty-five (35) mile radius of the Bank’s headquarters or any Branch of the Bank Entities.  Notwithstanding any provision hereof to the contrary, this Section 8.5.1 does not restrict Pincus’ right to (i) own securities of any Entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

8.6                                Non-Interference. Pincus hereby covenants and agrees that during the Restricted Period , he will not, directly or indirectly, for himself or any other Person (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, member, manager, employee, contractor, consultant or any other capacity):

(a)           induce or attempt to induce any customer, supplier, officer, director, employee, contractor, consultant, agent or representative of, or any other Person that has a business relationship with any Bank Entity, to discontinue, terminate or reduce the extent of its, his or her relationship with any Bank Entity or to take any action that would disrupt or otherwise be disadvantageous to any such relationship;

(b)           solicit any customer of any of the Bank Entities for the purpose of providing any Competitive Products or Services to such customer (other than any solicitation to the general public that is not disproportionately directed at Bank customers); or

(c)           solicit any employee of any of the Bank Entities to commence employment with, become a consultant or independent contractor to or otherwise provide services for the benefit of any other Competitive Business

In applying this Section 8.6:

(i)            the term “customer” shall be deemed to include, at any time, any Person to which any of the Bank Entities had, during the six (6) month period immediately prior to such time, (A) sold any products or provided any services or (B) submitted, or been in the process of submitting or negotiating, a proposal for the sale of any product or the provision of any services;

(ii)           the term “supplier” shall be deemed to include, at any time, any Person which, during the six (6) month period immediately prior to such time, (A) had sold any products or services to any of the Bank Entities or (B) had submitted to any of the Bank Entities a proposal for the sale of any products  or services;

(iii)          for purposes of clause (c), the term “employee” shall be deemed to include, at any time, any Person who was employed by any of the Bank Entities within the prior six (6) month period (thereby prohibiting Pincus from soliciting any Person who had been employed by any of the Bank Entities until six (6) months after the date on which such Person ceased to be so employed); and

(iv)          If during the Restricted Period any employee of any of the Bank Entities accepts employment with or is otherwise retained by any Competitive Business of which Pincus is an owner, director, officer, manager, member, employee, partner or employee, or to which Pincus provides material services, it shall be presumed that such employee was hired in violation of the restriction set forth in clause (c) of this Section 8.6, with such presumption to be overcome only upon Pincus’ showing by a preponderance of the evidence that he was not directly or indirectly involved in the hiring, soliciting or encouraging such employee to leave employment with the Bank Entities.

8.7           Injunction. In the event of any breach or threatened or attempted breach of any provision of this Article 8 by Pincus, the Bank shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining Pincus and each and every other Person concerned therein from the continuation of such violative acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, without being required to furnish any bond or other security.

8.8           Reasonableness.

8.8.1 Pincus has carefully read and considered the provisions of this Article 8 and, having done so, agrees that the restrictions and agreements set forth in this Article 8 are fair and reasonable and are reasonably required for the protection of the interests of the Bank and its business, shareholders, directors, officers and employees. Pincus further agrees that the restrictions set forth in this Agreement will not impair or unreasonably restrain his ability to earn a livelihood.

8.8.2 If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction set forth in this Article 8 exceeds the maximum duration, geographic area or scope that is reasonable and enforceable under applicable law, the parties agree that said provision shall automatically be modified and shall be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the parties direct the court to make, and the parties agree to be bound by such modified provision or restriction.

9.             Change in Control.

9.1                                                                                 Definition.  “Change in Control” means and shall be deemed to have occurred if:

(a)  there shall be consummated (i) any consolidation, merger, share exchange, or similar transaction relating to Bancorp, or pursuant to which shares of Bancorp’s capital stock are converted into cash, securities of another Entity and/or other property, other than a transaction in which the holders of Bancorp’s voting stock immediately before such transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting power of the surviving Entity, or (ii) any sale of all or substantially all of the assets of Bancorp, other than a transfer of assets to a related Person which is not treated as a change in control event under §1.409A-3(i)(5)(vii)(B) of the U.S. Treasury Regulations;

(b)  any person, entity or group (each within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of Bancorp representing more than fifty percent (50%) of the voting power of all outstanding securities of Bancorp entitled to vote generally in the election of directors of Bancorp (including, without limitation, any securities of Bancorp that any such Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such Person); or

(c)  where over a twelve (12) month period, a majority of the members of the Board of Directors of Bancorp (the “Bancorp Board”) are replaced by directors whose appointment or election was not endorsed by a majority of the members of the Bancorp Board in office prior to such appointment or election.

Notwithstanding the foregoing, if the event purportedly constituting a Change in Control under Section 9.1(a), Section 9.1(b), or Section 9.1(c) does not also constitutes a “change in ownership” of Bancorp, a “change in effective control” of Bancorp, or a “change in the ownership of a substantial portion of the assets” of Bancorp within the meaning of Section 409A, then such event shall not constitute a “Change in Control” hereunder.

9.2           Change in Control Termination.  For purposes of this Agreement, a “Change in Control Termination” means that while this Agreement is in effect:

(a)           Pincus’ retention by the Bank is terminated without Cause (i) within one hundred twenty (120) days immediately prior to and in conjunction with a Change in Control or (ii) within twelve (12) months following consummation of a Change in Control; or

(b)           Within twelve (12) months following consummation of a Change in Control, Pincus’ title, duties and or position have been materially reduced such that Pincus is not in a comparable position (with materially comparable compensation, benefits and responsibilities and is located within twenty-five (25) miles of Pincus’ primary worksite) to the position he held immediately prior to the Change in Control, and within thirty (30) days after notification of such reduction he notifies the Bank that he is terminating his retention  due to such change in his retention unless such change is cured within thirty (30) days of such notice by providing him with a comparable position (including materially comparable compensation and benefits and is located within twenty-five (25) miles of Pincus’ primary worksite).  If Pincus’ retention is terminated under this Section, his last day of retention shall be mutually agreed to by Pincus and the Bank, but shall be not more than sixty (60) days after such notice is given by Pincus.

9.3           Window Period Resignation After Change in Control.  If at the expiration of the twelve (12) month period following consummation of a Change in Control (the “Action Period”), Pincus retention by the Bank has not been terminated, Pincus may, by giving written notice to the Bank within the thirty (30) day period immediately following the last day of the Action Period, elect to terminate the Term, in which event his last day of retention will be as mutually agreed to by the Bank and Pincus but which shall be not more than sixty (60) days after such notice is given by Pincus.

9.4           Change in Control Payment.  If there is a Change in Control Termination pursuant to Section 9.2 or Pincus resigns after the Action Period pursuant to Section 9.3, Pincus shall be paid a lump-sum cash payment (the “Change Payment”) equal to 2.99 times Pincus’ Retainer Compensation at the highest rate in effect during the twelve (12) month period immediately preceding his Termination Date, such Change Payment to be made to Pincus within forty-five (45) days after the later of (i) his Termination Date or (ii) the date of the Change in Control, the exact date of payment to be determined in the sole discretion of the Bank. Notwithstanding the foregoing, in accordance with Section 9.6 below the date on which the Change Payment shall be paid to Pincus shall be delayed in order to ensure that such payment is not subject to excise tax under Section 409A.

9.5           Adjustment.

(a)           Notwithstanding anything in this Agreement to the contrary, if the Determining Firm (as defined in Section 9.5(b)) determines that any portion of the Change Payment and/or the portions, if any, of other payments or  distributions in the nature of compensation by the Bank to or for the benefit of Pincus (including, but not limited to, the value of the acceleration in vesting of restricted stock, options or any other stock-based compensation) whether or not paid or payable or distributed or distributable pursuant to the terms of this Agreement (collectively with the Change Payment, the “Aggregate Payment”), would cause any portion of the Aggregate Payment to be subject to the excise tax imposed by Code Section 4999 or would be nondeductible by the Bank pursuant to Code Section 280G of the Code (such portion subject to the excise tax or being nondeductible, the “Parachute Payment”), the Aggregate Payment will be reduced, beginning with the Change Payment, to an amount which will not cause any portion of the Aggregate Payment to constitute a Parachute Payment.

(b)           All determinations required to be made under this Section 9.5, will be made by a reputable law or accounting firm (the “Determining Firm”) selected by the Bank.  All fees and expenses of the Determining Firm will be obligations solely of the Bank.  The determination of the Determining Firm will be binding upon the Bank and Pincus.

9.6           Construction; Compliance with 409A, Delay in Payment.

(a)           It is the intention of the parties hereto that this Agreement and the payments provided for hereunder shall be in accordance with Section 409A, if applicable, and thus avoid the imposition of any excise tax and interest on Pincus pursuant to Section 409A(a)(1)(B) of the Code, and this Agreement shall be interpreted and construed consistent with this intent.  Pincus acknowledges and agrees that he shall be solely responsible for the payment of any excise tax or penalty which may be imposed or to which he may become subject as a result of the payment of any amounts under this Agreement.

(b)           Notwithstanding anything to the contrary contained herein, any payment hereunder that is considered “nonqualified deferred compensation” that is to be made to Pincus as a “specified employee”, in each case as defined and determined for purposes of Section 409A, within six (6) months following Pincus’ “separation from service” (as determined in accordance with Section 409A), then to the extent that such payment is not otherwise permitted under Section 409A such that it would be exempt from the excise tax thereunder, such payment shall be delayed and shall be paid on the first business day of the seventh calendar month following Pincus’ separation from service, or, if earlier upon Pincus’ death.  To the extent that any payment to Pincus which is payable in installments is required to be deferred pursuant to this Section 9.6(b), such deferred installments shall be paid on the first business day of the seventh month following Pincus’ separation from service, or, if earlier upon Pincus’ death, and any remaining installments shall be paid as scheduled.  For purposes of this Agreement any payment to Pincus which is payable in installments represents the right to a series of separate payments.

(c)           The parties hereto agree that they shall take such actions as may be necessary and permissible under applicable law, regulation and guidance to amend or revise this Agreement in order to fully comply with Section 409A.

10.           Assignability.  Pincus shall have no right to assign this Agreement or any of his rights or obligations hereunder to another party or parties.  The Bank may assign this Agreement to any of its Affiliates or to any Person that acquires a substantial portion of the operating assets of the Bank.  Upon any such assignment by the Bank, references in this Agreement to the Bank shall automatically be deemed to refer to such assignee instead of, or in addition to, the Bank, as appropriate in the context.

11.           Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts executed and to be performed therein, without giving effect to the choice of law rules thereof. Any action to enforce any provision of this Agreement may be brought only in a court of the State of Maryland or in the United States District Court for the District of Maryland.  Accordingly, each party (a) agrees to submit to the jurisdiction of such courts and to accept service of process at its address for notices and in the manner provided in Section 12 for the giving of notices in any such action or proceeding brought in any such court and (b) irrevocably waives any objection to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient or inappropriate forum.

12.           Notices. All notices, requests, demands and other communications required to be given or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been given  as follows: (a) when hand delivered to the other party; (b) when received by facsimile at the facsimile number set forth below, provided, however, that any notice given by facsimile shall not be effective unless either (i) a duplicate copy of such facsimile notice is promptly given by depositing the same in a United States post office first-class postage prepaid and addressed to the applicable party as set forth below or (ii) the receiving party delivers a written confirmation of receipt for such notice either by facsimile or by any other method permitted under this section;; or (c) deposited in a United States post office with first-class certified mail, return receipt requested, postage prepaid and addressed to the applicable party as set forth below; or (d) deposited with a national overnight delivery service reasonably approved by the parties (Federal Express and DHL WorldWide Express being deemed approved by the parties), postage prepaid, addressed to the applicable party as set forth below with next-business-day delivery guaranteed; provided that the sending party receives a confirmation of delivery from the delivery service provider. Any notice given by facsimile shall be deemed received on the date on which notice is received except that if such notice is received after 5:00 p.m. (recipient’s time) or on a non-business day, notice shall be deemed given the next business day).  Any notice sent by Untied States mail shall be deemed given three (3) business days after the same has been deposited in the United States mail.  Any notice given by national overnight delivery service shall be deemed given on the first business day following deposit with such delivery service.  For purposes of this Agreement, the term “business day” shall mean any day other than a Saturday, Sunday or day that is a legal holiday in Montgomery County, Maryland.  The address of a party set forth below may be changed by that party by written notice to the other from time to time pursuant to this Article.

To:		Robert P. Pincus
2411 California Street, N.W.
Washington, DC 20008
Fax No. 202-332-8178

cc:

Ronald D. Abramson, Esquire
Buchanan Ingersoll & Rooney PC
1700 K Street, N.W.
Suite 300
Washington, DC 20006
Fax No. 202-452-6049

To:		EagleBank
c/o Ronald D. Paul
7815 Woodmont Ave.
Bethesda, MD 20814
Fax No.:

	cc:	Fred Sommer, Esquire
Shulman, Rogers, Gandal, Pordy & Ecker, P.A.
11921 Rockville Pike, 3rd Floor
Rockville, Maryland 20852
Fax No.: 301.230-2891

13.           Entire Agreement. This Agreement contains all of the agreements and understandings between the parties hereto with respect to the retention of Pincus by the Bank, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof.  No oral agreements or written correspondence shall be held to affect the provisions hereof. No representation, promise, inducement or statement of intention has been made by either party that is not set forth in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

14.           Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

15.           Severability.  Should any part of this Agreement for any reason be declared or held illegal, invalid or unenforceable, such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement has been executed with the illegal, invalid or unenforceable portion thereof eliminated.

16.           Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought. The failure of either party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term, provision or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term, provision or covenant contained in this Agreement.

17.           Gender and Number. As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the other or others whenever the context so indicates.

18.           Binding Effect. This Agreement is and shall be binding upon, and inures to the benefit of, the Bank, its successors and assigns, and Pincus and his heirs, executors, administrators, and personal and legal representatives.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EAGLEBANK

By:
Name: Ronald D. Paul
Title: Chief Executive Officer

ROBERT P. PINCUS